Exhibit h.3

PUERTO RICO FIXED INCOME FUND, INC.

TAX-FREE SECURED OBLIGATIONS

DEALER AGREEMENT

AGREEMENT dated as of        , 2021 by and between [•] (hereinafter, “[•]” or, the “Dealer”) and [•] (hereinafter, the “Fund”). Capitalized terms used and not otherwise defined herein shall have the same meaning given to such terms in the Registration Statement on Form N-2 (as defined below).

1.        Definitions.

(a)  “Business Day” shall mean any day which is not a Saturday or a Sunday and which is not a legal holiday or a day on which financial institutions are required or authorized by law or regulation to close in the Commonwealth of Puerto Rico (“Puerto Rico”) and in New York, New York, or as may otherwise be defined in the relevant Pricing Supplement.

(b)  “Indenture” shall mean the Indenture of even date herewith, by and between the Fund, [•], as Indenture Trustee (the “Trustee”), and UBS Trust Company of Puerto Rico (“UBS Trust PR”), as paying agent (the “Agent”) for the Notes (as defined below) and pledgee for the collateral to be pledged by the Fund to secure the payment of the Notes, as the same may be hereafter amended, restated, or supplemented from time to time (the “Indenture”).

(c)  “Notes” shall mean the Tax-Free Secured Obligations issued by the Fund from time to time, in the form of Exhibit A-1 (in the case of the 100% Principal Protection Short-Term Notes), Exhibit A-2 (in the case of the 100% Principal Protection Medium-Term Notes) or Exhibit A-3 (in the case of the Contingent / Partial Principal Protection Notes) to the Indenture. The Notes will be issued in minimum denominations of $1,000, or as may otherwise be specified in the corresponding Pricing Supplement.

2.        Appointment as Dealer.

Subject to the terms and conditions set forth herein, the Dealer will act as the non- exclusive dealer for the Fund in connection with the issuance and sale of the Notes.

3.        Method of Sale.

(a)  The Fund shall notify the Dealer, at least two (2) Business Days in advance (unless the Dealer consents to a shorter notice period), as to the aggregate amount of Notes the Fund desires to sell through the Dealer, and will consult and coordinate with the Dealer in selecting the face amount, maturity, yield and other terms of the particular Notes that will be offered; provided, however, that such notification and consultation will not obligate the Fund to offer or sell, nor the Dealer to accept or purchase, any Notes. The terms of each particular offering of Notes by the Dealer shall be agreed to by the Dealer and the Fund and will be memorialized by telegraphic, telexed, telecopied, or other written communication (each, a

“Terms Agreement”) between the Dealer and the Fund, each substantially in the form of Exhibit A hereto. The Dealer will use its best efforts to sell the Notes that the Fund decides to offer and the Dealer agrees to sell such Notes in accordance with the terms of each Terms Agreement.

(b)  Each closing pursuant to this Agreement (each, a “Closing”) shall be held on the closing date set forth in the applicable Terms Agreement (each, a “Closing Date”). Prior to 2:30 p.m. on the Business Day immediately preceding a Closing Date, the Dealer shall notify the Fund and the Agent of the following: (i) the number and aggregate amount of Notes to be sold on such Closing Date, and (ii) the names of the purchasers of the Notes. On the Closing Date, the Fund will cause the duly executed Notes to be delivered by the Agent to the Dealer in exchange for which the Dealer shall deliver by wire transfer or other immediately available funds the aggregate proceeds of the Notes sold on such Closing Date, net of the fees payable to the Dealer in accordance with the terms of the particular Terms Agreement in place for such Closing.

(c)  In connection with those Notes to be held by the Dealer as nominee for the beneficial owners thereof, the record owner for purposes of the records to be maintained by the Agent shall be the Dealer. On each Closing Date the Fund shall deliver to the Dealer a master Note (each, a “Master Note”) in the form of Exhibit A-1, A-2, or A-3 to the Indenture, in the name of the Dealer, representing all of the Notes of the same series sold on such Closing Date to be held by the Dealer as nominee for the beneficial owners thereof. All payments of principal and interest on such Master Note will be made to the Dealer by the Agent, and the Dealer shall be responsible for crediting the appropriate payments of principal and interest to the respective beneficial owners’ accounts with the Dealer.

(d)  Unless otherwise notified by the Fund, the Dealer covenants and agrees that it will purchase or place on mutually agreeable terms, Notes only for resale to, or place with, individuals who have their principal residence, and to corporations and other entities who have their principal office and their principal place of business, within Puerto Rico.

(e)  To the extent the procedures set forth in the document entitled “Procedures for Placement of Debt Securities by Affiliated Persons” are applicable because the Dealer is an investment adviser of the Fund or an affiliate of such an investment adviser, the Dealer and the Fund agree to comply in all respects with such procedures as amended from time to time (a copy of such procedures in effect as of the date hereof is attached as Exhibit B hereto).

4.        [RESERVED].

5.        Prospectus.

Attached hereto as Exhibit c is the prospectus for the Fund, which may be amended and/or supplemented (such amended and supplemented prospectus hereinafter referred to as the “Prospectus”), the most recent version of which is to be furnished to all offerees of the Notes. The Dealer shall send to its customers, at or prior to the date it sends confirmations, a copy of the Prospectus, together with a separate “investor letter” in the form attached to the Prospectus (the “Investor Letter”). The Investor Letter must be executed on or before a customer executes any purchase, or as frequently as the Fund and the Dealer may otherwise agree upon.

The Prospectus has been approved by the Fund and may be used by the Dealer in connection with the offer and sale of the Notes until such time as the Fund advises the Dealer that an updated or revised Prospectus in a form approved by it should be furnished to offerees. The Dealer agrees not to use any written material other than the Prospectus and related Investor Letter in connection with the sale of the Notes without the prior written approval of the Fund.

6.        Representations and Warranties of the Fund.

The Fund hereby represents and warrants to the Dealer as follows:

(a)  Legal Corporate Authority. The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of Puerto Rico, and it is a non-diversified, closed-end management investment company, organized and registered under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”). The Fund has, and at the time of each sale of Notes by the Fund hereunder will have, all power and authority, and all authorizations, approvals, orders, licenses, certificates, consents, and permits to enter into, deliver, and perform this Agreement and the Indenture and to consummate the transactions contemplated hereby and thereby, including the issuance, sale and delivery by it of Notes, other than any authorizations, orders, licenses, certificates, consents or permits which would not have a material effect on the ability of the Fund to comply with its obligations under this Agreement, the Indenture, or the Notes.

(b)  No Default. No default exists, and no event has occurred which with notice or after the lapse of time, or both, would constitute a default, under any indenture, mortgage, deed of trust, note, or under any other agreement or instrument evidencing any indebtedness and material to the Fund, to which the Fund is a party or by which it or any of its properties or businesses may be bound or affected.

(c)  No Violation. The execution, delivery and performance of this Agreement and the Indenture and the consummation of the transactions contemplated hereby and thereby, including the issuance, sale and delivery by the Fund of any Notes, will not (1) conflict with or result in the breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, require consent under, or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Fund (other than the pledge contemplated pursuant to the Indenture) pursuant to the terms of, any agreement or instrument evidencing any indebtedness to which the Fund is a party or by which any of its properties or businesses may be bound or (2) violate or conflict with (i) any provision of the certificate of incorporation or by-laws of the Fund or (ii) any franchise, license, permit, judgment, decree, order, statute, rule or regulation to which the Fund is a party or is subject or by which it or any of its properties or businesses may be bound, which would have a material adverse effect upon the business of the Fund.

(d)  Agreements and Notes Valid and Binding. This Agreement and the Indenture have been duly and validly authorized, executed, and delivered by the Fund and are the legal, valid, and binding obligation of the Fund enforceable against it in accordance with their terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws and except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in equity or at law) and the availability of equitable remedies. The issuance and sale of Notes have been duly and validly authorized by the Fund and, when executed by the Fund, countersigned by the Agent and delivered to and paid for by the purchaser, each Note will be a legal, valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in equity or at law) and the availability of equitable remedies.

(e)  Registration. The Notes have been registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”).

(f)  Investment Company. The Fund has registered as a non-diversified management investment company under the 1940 Act.

(g)  Prospectus. The Prospectus does not contain any untrue statement of a material fact or omit to state any material fact necessary to make all the statements made therein, in light of the circumstances under which they were made, not misleading.

(h)  Delivery of Notes. Each delivery of Notes to the Dealer by the Fund shall be deemed a representation and warranty by the Fund to the Dealer, as of the date thereof, that the representations and warranties set forth in paragraphs (a) through (g) of this Section 6 are true and correct as if made on such date.

7.        Representations and Warranties of the Dealer.

(a)  This Agreement and the transactions contemplated hereby have been duly and validly authorized and, in the case of this Agreement, duly executed and delivered by the Dealer.

(b)  This Agreement constitutes the legal, valid, and binding obligation of the Dealer enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in equity or at law) and the availability of equitable remedies.

(C) In respect of the sale or resale of Notes, the Dealer agrees to abide by the provisions of the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations of the Securities and Exchange Commission and the Financial Institution Regulatory Authority, including without limitation, the FINRA Rules of Conduct.

8.        Covenant of the Fund.

(a)  The Fund hereby covenants with the Dealer that during the term of the Agreement, except as agreed to in writing by Dealer, the Fund will not permit to become effective any amendment to or modification of the Indenture which adversely affects the interests of any holder of any Note then outstanding. The Fund will give the Dealer notice, at least ten (10) days prior to the effective date thereof, of (i) any proposed amendment to or modification of the Indenture or (ii) any termination notice to or resignation notice from UBS Trust PR under the Indenture.

(b)  [RESERVED].

9.        Conditions Precedent.

The obligations of the Dealer hereunder with respect to any series of Notes of the Fund are subject to its receipt of the following documents:

(a)  Legal Opinion. The opinion of Sanchez/LRV, LLC, counsel to the Fund, substantially in the form set forth in Exhibit C to the Indenture.

(b)  Other Documents. Such other documents as the Dealer may reasonably request.

10.    Indemnification.

The Fund shall indemnify, protect, save, and hold harmless the Dealer, each individual, corporation, partnership, trust, association, or other entity (“Person”) controlling the Dealer, any affiliate of such Person or the Dealer and their respective directors, officers, incorporators, shareholders, partners, trustees, employees, and agents (the “Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, causes of action, suits, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) or judgments of whatever kind and nature, imposed upon, incurred by or asserted against the Indemnitees, which are (a) based upon or arising under the securities laws of the United States of America or Puerto Rico or any regulation, rule or interpretation thereunder or thereof in connection with the issuance, offer and sale of the Notes, (b) based upon the inaccuracy of any representation made or reaffirmed by the Fund, or the breach of any agreement or covenant of the Fund contained herein, or (c) based upon any untrue statement or alleged untrue statement of a material fact in the Prospectus, or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any action, suit or proceeding arising from any of the foregoing is brought against any of the Indemnitees, the Fund shall, if requested in writing within a reasonable time to do so (and may, at its option, in the absence of any request), and at its own expense, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Fund (which counsel shall be satisfactory to such Indemnitees) and regardless of whether the Fund is a party to the same, pay all reasonable costs and expenses of such defense (including, without limitation, reasonable attorneys’ fees and expenses).

The foregoing indemnity will also extend to any supplemental material subsequently furnished to the Dealer by the Fund during the term of this Agreement.

The obligations of the Fund under this Section 10 shall not extend (a) to any liability of any Indemnitee arising out of (i) any untrue statement or alleged untrue statement, written or oral, made by any Indemnitee, otherwise than by delivering the Prospectus and Investor Letter, of a material fact in connection with the issuance, offer and sale of the Notes, or any omission or alleged omission in connection therewith by any Indemnitee to state a material fact necessary to make any statement by any Indemnitee, in light of the circumstances under which it was made, not misleading, in connection with the issue and sale of the Notes, or (ii) such Indemnitee’s negligence or (b) to the Dealer’s misconduct in the performance of its obligations under this Agreement or to any failure of the Dealer to perform its obligations under this Agreement or to any liability arising out of a breach by the Dealer of its obligations under this Agreement or (c) to any liability of any Indemnitee arising out of the use by the Dealer of any solicitation or sales material (other than the Prospectus and Investor Letter furnished or approved by the Fund) in connection with the sale or resale of the Notes, or any costs or expenses related to any of the foregoing.

The indemnity agreements contained in this Section 10 and the representations and warranties of the Fund contained in this Agreement shall remain operative and in full force and effect regardless of any termination of this Agreement.

11.      Termination.

This Agreement may be terminated by either the Fund or the Dealer upon written notice given to the other party hereto.

This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder, provided, however, that either party hereto may transfer any of its duties under this Agreement to any entity that controls or is under common control with such party.

12.      Miscellaneous.

(a)  Notice given pursuant to any of the provisions of this Agreement, except for borrowing instructions, shall be in writing and shall be mailed or delivered (a) if to the Fund, at its office at American International Plaza Building, Tenth Floor, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918; (b) if to the Dealer, at its offices at 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Any notice may be made by telex, facsimile, or telephone, but if so shall be subsequently confirmed in writing.

(b)  The legal fees and expenses incurred by the Fund in connection with the preparation and execution of this Dealer Agreement shall be for the account of the Fund and the legal fees and expenses incurred by the Dealer in connection with the preparation and execution of this Dealer Agreement shall be for the account of the Dealer.

(c)  This Agreement shall be governed by and construed in accordance with the laws of Puerto Rico.

(d)  The Dealer acknowledges that, without notice to, consultation with, or consent by, the Dealer, the Fund may enter into similar agreements with other parties relating to the issuance, purchase, or sale of Notes.

(e)  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f)  This Agreement may only be amended by a written instrument executed by the Fund and the Dealer.

(g)  You agree that in the event of a default by the Fund under a series of Notes you will only seek recourse against the assets of the Fund securing, as of the occurrence of the event of default, such series of Notes and not to the assets securing any other series of Notes of the Fund.

(h)  If any one or more of the covenants, agreements, provisions, or terms of this Dealer Agreement which is not essential to the effectuation or the basic purpose of this Dealer Agreement is held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Dealer Agreement and shall in no way affect the validity or enforceability of the other provisions of this Dealer Agreement. The parties agree that the provisions of Section 4 and 12(h) of this agreement are essential to the effectuation of the basic purpose of this Dealer Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first mentioned above.

PUERTO RICO FIXED INCOME FUND, INC.

By:
Name:	William Rivera
Title:	First Vice President

[MERRILL LYNCH CAPITAL SERVICES, INC.]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

TERMS AGREEMENT

[DATE]

This constitutes a Terms Agreement under the Dealer Agreement by and between Puerto Rico Fixed Income Fund, Inc. (the “Fund”) and [Merrill Lynch Capital Services, Inc.] (the “Dealer”) dated as of [DATE DEALER ENTERED INTO AGREEMENT WITH THE FUND], (the “Dealer Agreement”). The parties agree to an offering of Notes under the following terms:

1.	Type of Notes; Series:
2.	Interest Rate:
3.	Interest Payment Dates:
4.	Record Dates:
5.	Maturity Date(s):
6.	Terms of Redemption Prior to Maturity:
7.	Closing Date:
8.	Maximum Principal Amount of Offering:
9.	Dealer Fee (as a percentage of principal amount of notes sold at closing): ___________________
10.	Collateral Provisions (if not 100% Principal Protection Notes):

The Fund represents and confirms that, as of the date hereof and, unless written notice to the contrary is given to the Dealer, as of the Closing Date set forth above, its representations and warranties set forth in the Dealer Agreement are true and correct. The Dealer represents and confirms that, as of the date hereof and, unless written notice to the contrary is given to the Fund, as of the Closing Date set forth above, its representations and warranties set forth in the Dealer Agreement are true and correct.

IN WITNESS WHEREOF, the parties hereto have caused this Terms Agreement to be executed and delivered as the date first mentioned above.

PUERTO RICO FIXED INCOME FUND, INC.

By:
Name:
Title:

[MERRILL LYNCH CAPITAL SERVICES, INC.]
By:
Name:
Title:

EXHIBIT A-1 TO DEALER AGREEMENT

FORM OF 100% PRINCIPAL PROTECTION SHORT TERM NOTE

EXHIBIT A-2 TO DEALER AGREEMENT

FORM OF 100% PRINCIPAL PROTECTION MEDIUM TERM NOTE

EXHIBIT A-3 TO DEALER AGREEMENT

FORM OF CONTINGENT / PARTIAL PRINCIPAL PROTECTION NOTE

EXHIBIT B TO DEALER AGREEMENT

Procedures for Placement of Debt Securities by Affiliated Persons

The following are the procedures (the “Procedures”) to be followed in connection with transactions involving each fund listed in the corresponding appendix to the Code of Ethics (each such fund, the “Fund”) and its affiliated entities (any such entity herein referred to as the “Affiliated Party”), particularly UBS Financial Services Incorporated of Puerto Rico (“UBS Financial Services PR “) and other affiliates of UBS Trust Company of Puerto Rico, in its capacity as investment adviser to the Fund (the “Investment Adviser”). In addition, solely with respect to UBS IRA Select Growth & Income Puerto Rico Fund, no transaction may be conducted with any of the portfolio managers of the U.S. Equity Portfolios. These Procedures may be amended by the Fund from time to time. This Exhibit B will be deemed to reference such amended Procedures as of their date of effectiveness.

1.      Approvals

(a)    As a condition of engaging an Affiliated Person to underwrite, place or otherwise distribute debt securities or other forms of leverage (the “Debt Securities”) issued by the Fund the Investment Adviser must conclude that the following factors are satisfied:

(i)	The agreement is in the best interest of the Fund and its shareholders;

(ii)	the Affiliated Person can provide services the nature and quality of which are at least equal to those provided by other dealers or placement agents; and

(iii)	the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

(b)    The interest rate or discount on Debt Securities to be sold by an Affiliated Person must be approved in writing by the Investment Adviser (as defined in the Fund’s Procedures for Portfolio Transactions Involving Affiliated Persons), on the basis that the interest rate or discount is at least as favorable to the Fund as that available from other unaffiliated sources, determined in the manner described in paragraph 2(b) below, and compliance with these Procedures must be verified by the Fund’s Compliance Officer (as defined in the Fund’s Procedures for Portfolio Transactions Involving Affiliated Persons).

2.      Documentation

The Investment Adviser must document the basis for its conclusion that the leverage cost on the Debt Securities is at least as favorable to the Fund by using and Affiliated Party as it would be if the Fund used the services of other dealers or placement agents. The documentation must include the following:

•	quotes obtained from the swap counterparties, if any
•	placement fee paid, if any,
•	coupon of the Debt Security and
•	resulting leverage to the Fund.

The relevant measure to determine the leverage cost is the resulting interest cost based on the institutional LIBOR of a comparable re-pricing date (i.e. if the resulting cost is based on 90 day LIBOR, than the comparables would be other available 90 day LIBOR funding alternatives). The Investment Adviser’s determination must conclude that the leverage cost to the Fund from the Debt Security is equal or lower than the comparable leverage alternative. This information will be documented in a memo to be included with the Term Sheet of the Debt Security.

3.      Other Procedures

(a)    The Investment Adviser must keep accurate records of the quotations it receives from other dealers, as well as any other information it deems necessary to demonstrate compliance with the above conditions.

(b)    A quarterly report of all sales of Debt Securities made by an Affiliated Person must be made to the Board of Directors of the Fund. This report must include a written record of each transaction, prepared by the Investment Adviser and containing the information required by paragraph 2(b) and any other information concerning such transaction deemed relevant by the Investment Adviser or requested by the Board or the Compliance Officer.

(c)    The Board, including a majority of the Independent Fund Directors, will review at each quarterly meeting the Fund’s sales of Debt Securities described in the above report in order to determine that they comply with the above procedures.

4.      CCO Responsibilities

The CCO shall periodically sample transactions subject to this policy to test for non-compliance. If during the sampling process non compliance is found, further testing will be conducted. All findings of non-compliance shall immediately be brought to the attention of the Investment Adviser and reported to the Board of Directors at the next quarterly meeting.

EXHIBIT C TO DEALER AGREEMENT

DEPOSITARY AND PLEDGE AGREEMENT

EXHIBIT D TO DEALER AGREEMENT

PROSPECTUS